Filed pursuant to Rule 424(b)(5)
Registration No. 333-275345

Prospectus Supplement
(To Prospectus dated November 6, 2023)
$1,000,000,000
American Electric Power Company, Inc.
$400,000,000 7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series A
$600,000,000 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series B

This is an offering of $400,000,000 of 7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series A (“Series A Debentures”) and $600,000,000 of 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series B (“Series B Debentures”, collectively, the “Debentures”) to be issued by American Electric Power Company, Inc., a New York corporation. The Series A Debentures will bear interest (i) from and including the date of original issuance to, but excluding, December 15, 2029 at an annual rate of 7.050% and (ii) from and including December 15, 2029 during each Series A Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Series A Reset Interest Determination Date (as defined herein), plus 2.750%. The Series B Debentures will bear interest (i) from and including the date of original issuance to, but excluding, December 15, 2034 at an annual rate of 6.950% and (ii) from and including December 15, 2034 during each Series B Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Series B Reset Interest Determination Date (as defined herein), plus 2.675%. Interest on the Debentures will be payable semi-annually in arrears on June 15 and December 15 of each year beginning on December 15, 2024. The Debentures will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Series A Debentures will mature on December 15, 2054. The Series B Debentures will mature on December 15, 2054.

So long as no event of default has occurred and is continuing, we may defer interest payments on either or both series of the Debentures on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments with respect to a given series will accrue additional interest at a rate equal to the interest rate on the debentures, compounded on each interest payment date, to the extent permitted by law. We may redeem the Debentures at our option at the times and the prices described in this prospectus supplement. The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any securities exchange and cannot assure the holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell them at favorable prices or at all.

Investing in the Debentures involves risks. See “Risk Factors” on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Series A		Per Series B
	Debenture	Total	Debenture	Total
Public offering price (1)	100.000%	$400,000,000	100.000%	$600,000,000
Underwriting discount	1.000%	$4,000,000	1.000%	$6,000,000
Proceeds, before expenses, to American Electric Power Company, Inc.	99.000%	$396,000,000	99.000%	$594,000,000

(1) Plus accrued interest, if any, from June 20, 2024.
_____________________
We expect that the Debentures will be ready for delivery through The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about June 20, 2024.
______________________

Joint Book-Running Managers

Barclays	Citigroup	J.P. Morgan	MUFG	Scotiabank

CIBC Capital Markets	Credit Agricole CIB	Goldman Sachs & Co. LLC	Morgan Stanley	US Bancorp

June 17, 2024

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Debentures. If the description of the Debentures varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus and in any written communication from the Company or the underwriters specifying the final terms of the offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to the “Company”, “we”, “us” and “our” should be read to refer to American Electric Power Company, Inc. and its subsidiaries.

American Electric Power Company, Inc.

We are one of the largest investor-owned electric public utility holding companies in the United States. Our electric utility operating companies provide generation, transmission and distribution services to more than five million retail customers in Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia.

Our portfolio of assets include:
•Approximately 225,000 circuit miles of distribution lines that deliver electricity to 5.6 million customers;
•Approximately 40,000 circuit miles of transmission lines, including approximately 2,100 circuit miles of 765 kV lines, the backbone of the electric interconnection grid in the eastern United States; and
•Approximately 23,000 MWs of regulated owned generating capacity as of December 31, 2023, one of the largest complements of generation in the United States.

Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio, and our telephone number is (614) 716-1000.

The Offering

The following summary contains basic information about this offering. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures,” and the accompanying prospectus, including “Description of the Junior Subordinated Debentures.”

Issuer	American Electric Power Company, Inc.

Securities Offered	$400,000,000 principal amount of 7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series A; and $600,000,000 principal amount of 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series B.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Maturity	The Series A Debentures will mature on December 15, 2054; and the Series B Debentures will mature on December 15, 2054.

Interest	The Series A Debentures will bear interest (i) from and including the date of the original issuance to, but excluding, December 15, 2029 at an annual rate of 7.050% and (ii) from and including December 15, 2029 during each Series A Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.750%. The Series B Debentures will bear interest (i) from and including the date of the original issuance to, but excluding, December 15, 2034 at an annual rate of 6.950% and (ii) from and including December 15, 2034 during each Series B Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.675%.

Ranking	The Debentures will be our unsecured junior subordinated obligations and will rank junior in right of payment to all of our Senior Indebtedness (as defined in this prospectus supplement under “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Ranking of the Debentures”). As of March 31, 2024, we had approximately $8.62 billion of Senior Indebtedness outstanding.

In addition, the Debentures are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables debt and preferred stock, if any, incurred or issued by our subsidiaries. As of March 31, 2024, the total long-term indebtedness of our subsidiaries was approximately $33.37 billion (including securities due within one year); this amount does not include other liabilities.

Optional Redemption	The Company may redeem the Series A Debentures at its option before their maturity: (i) in whole or in part on one or more occasions at a price equal to 100% of the principal amount of the Series A Debentures being redeemed, plus accrued and unpaid interest, on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and, after the first Series A Reset Date, on any interest payment date for the Series A Debentures; (ii) in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or (iii) in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series A Debentures.

The Company may redeem the Series B Debentures at its option before their maturity: (i) in whole or in part on one or more occasions at a price equal to 100% of the principal amount of the Series B Debentures being redeemed, plus accrued and unpaid interest, on any day in the period commencing on the date falling 90 days prior to the first Series B Reset Date and ending on and including the first Series B Reset Date and, after the first Series B Reset Date, on any interest payment date for the Series B Debentures; (ii) in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or (iii) in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series B Debentures.

For a more complete description of the circumstances under and the redemption prices at which the Debentures may be redeemed, see “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Optional Redemption,” “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Right to Redeem Upon a Tax Event” and “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event,” in this prospectus supplement.

Option to Defer Interest Payments	So long as no event of default has occurred and is continuing with respect to the applicable series of Debentures, we have the option to defer interest payments on the applicable Debentures, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the applicable series, a Series A Optional Deferral Period or a Series B Optional Deferral Period). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the applicable Debentures and may choose to do that on more than one occasion. We may not defer payments beyond the redemption date or the maturity date of the Debentures, and we may not begin a new Optional Deferral Period for the applicable Debentures until we have paid all accrued interest on the applicable Debentures from any previous Optional Deferral Periods. Any deferred interest will accrue additional interest at a rate equal to the interest rate on the then applicable series of Debentures to the extent permitted by law. Once all accrued and unpaid interest on the applicable Debentures has been paid, we can begin a new Optional Deferral Period. We, however, have no current intention of deferring interest payments on the Debentures. See “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

Certain Limitations During an Optional Deferral Period	During a Series A Optional Deferral Period or a Series B Optional Deferral Period, we will not, and will not permit any of our majority-owned subsidiaries to: (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of capital stock of American Electric Power Company, Inc.; (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Debentures; or (iii) make any payments with respect to any guarantee by us of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Debentures, subject to certain exceptions. See “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

Events of Default	See “Description of the Junior Subordinated Debentures - Events of Default” in the accompanying prospectus.

A valid extension of the interest payment rate period by the Company as contemplated in the Subordinated Indenture shall not constitute a default in the payment of interest giving rise to an “Event of Default” under the accompanying prospectus.

U.S. Federal Income Tax Considerations
In connection with the issuance of the Debentures, Simpson Thacher & Bartlett LLP, special tax counsel to the Company, will render its opinion that, while the matter is not completely free from doubt, under applicable law as of the issue date of the Debentures, the Debentures will be properly characterized as indebtedness for U.S. federal income tax purposes. This opinion is subject to certain customary assumptions and limitations. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

We agree, and by acquiring an interest in a Debenture each holder and beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal, state and local tax purposes.

If we defer interest payments on either series of the Debentures for one or more Optional Deferral Periods, the Debentures of such series would be treated as reissued with original issue discount (“OID”) at the time of such deferral, and all stated interest on such Debentures due after such deferral would be treated as OID. In such case, if you are a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement) that owns such Debentures, you will be required to include such OID in taxable income (as ordinary income) as it accrues, using a constant yield method, regardless of your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of the cash to which such OID is attributable.

If you sell or otherwise dispose of a Debenture before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, if you are a U.S. holder, the accrued OID will be added to your adjusted tax basis in the Debenture but may not be reflected in the amount you realize on the sale or other disposition. To the extent the amount realized on a sale or other taxable disposition of a Debenture is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures” in this prospectus supplement.

Reopening of the Series	We may, without the consent of the holders of the Debentures, increase the principal amount of either series and issue additional junior subordinated debentures of such series having the same ranking, interest rate, maturity and other terms as the Debentures. Any such additional junior subordinated debentures of such series may, together with the Debentures of such series offered hereby, constitute a single series of securities under the Subordinated Indenture.

Use of Proceeds	The net proceeds from the sale of the Debentures will be used for general corporate purposes including the payment of short-term indebtedness. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations. As of June 10, 2024, we had approximately $1.73 billion in short-term indebtedness outstanding.

Conflicts of Interest	Certain of the underwriters or their affiliates may own our short-term indebtedness, a portion of which is expected to be redeemed with the net proceeds from the sale of the Debentures. See “Underwriting (Conflicts of Interest)—Conflicts of Interest”).

Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York).

Governing Law	The Debentures, and the Subordinated Indenture and supplemental indenture pursuant to which the Debentures will be issued, will be governed by and construed in accordance with the laws of the State of New York.

Listing	The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any securities exchange and cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell them at a favorable price or at all.

RISK FACTORS
You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 before investing in the Debentures. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the Debentures. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

Our obligations under the Debentures will be subordinated to all of our Senior Indebtedness.

Our obligations under the Debentures will be subordinated to all of our Senior Indebtedness as defined under “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Ranking of the Debentures” in this prospectus supplement. This means that we cannot make any payments on the Debentures until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if the Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers). As of March 31, 2024, we had approximately $8.62 billion of Senior Indebtedness outstanding.

We must rely on cash from our subsidiaries to make payments on the Debentures.

We are a holding company that derives substantially all of our income from our operating subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Debentures or to make any funds available for such payment. Therefore, the Debentures will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, debt and preferred stock incurred or issued by our subsidiaries. In addition to trade liabilities, many of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Debentures. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory, regulatory and/or contractual restrictions that may be applicable to such subsidiary. The Subordinated Indenture pursuant to which the Debentures will be issued does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect we and our subsidiaries will from time to time incur additional indebtedness and other liabilities that will be senior to the Debentures. At March 31, 2024, the total long-term indebtedness of our subsidiaries was approximately $33.37 billion (including securities due within one year); this amount does not include other liabilities.

We can defer interest payments on a given series of the Debentures for one or more periods of up to 10 years. This may affect the market price of the Debentures.

We have the option to defer interest payments on the Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we would be permitted to start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the then applicable series of Debentures, to the extent permitted by law. See “Specific Terms of the Fixed-To-Fixed Reset Rate Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If we exercise our right to defer interest payments, the Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Debentures or that is otherwise less than the price at which the Debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Debentures may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the applicable Debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the applicable Debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

You should consult with your own tax advisor regarding the tax consequences of an investment in the Debentures.

For more information regarding the U.S. federal income tax consequences of the ownership and disposition of the Debentures, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

If we defer interest payments on either series of the Debentures, there will be U.S. federal income tax consequences to U.S. holders of the Debentures.

If we defer interest payments on either series of the Debentures for one or more Optional Deferral Periods, the Debentures would be treated as reissued with OID at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, if you are a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement), you will be required to include such OID in taxable income (as ordinary income) as it accrues, using a constant yield method, regardless of your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of the cash to which such OID is attributable.

If you sell or otherwise dispose of a Debenture of a given series before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, if you are a U.S. holder, the accrued OID will be added to your adjusted tax basis in the Debenture but may not be reflected in the amount you realize on the sale or other disposition. To the extent the amount realized on a sale or other taxable disposition of a Debenture is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures” in this prospectus supplement.

An active trading market for the Debentures may not develop, and any such market may be illiquid.

Each of the Debentures constitutes a new issue of securities with no established trading market. We do not intend to apply to list the Debentures on any securities exchange. The liquidity of any trading market in the Debentures which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell their Debentures at favorable prices or at all.

Holders of each series of the Debentures will have limited rights of acceleration.

Holders of each series of the Debentures and the trustee under the indenture may accelerate payment of the principal and interest on each series of Debentures only upon the occurrence and continuation of certain events of default. Payment of principal and interest on each series of the Debentures may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on each series of the Debentures when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to the Company. Holders of each series of the Debentures and the trustee will not have the right to accelerate payment of the principal or interest on each series of the Debentures upon the breach of any other covenant in the indenture. See “Events of Default” below and “Description of the Junior Subordinated Debentures—Events of Default” in the accompanying prospectus.

Any lowering of the credit ratings on the Debentures would likely reduce their value.

Our credit ratings could be lowered in the future. Any lowering of the credit rating on the junior subordinated debentures would likely reduce the value of the Debentures offered hereby.

Rating agencies may change their practices for rating the Debentures, which change may affect the market price of the Debentures. In addition, we may redeem the Debentures if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Debentures are subsequently lowered, that could have a negative impact on the trading price of the Debentures. In addition, we may redeem the Debentures at its option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures. See “Debentures—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

The interest rate will reset for the Series A Debentures on December 15, 2029 and each subsequent Series A Reset Date, and any interest payable after a Series A Reset Date may be less than an earlier interest rate.

The interest rate on the Series A Debentures for each Series A Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Series A Reset Interest Determination Date, plus 2.750%. Therefore, the interest rate after December 15, 2029 could be less than the initial interest rate applicable to the Series A Debentures, and any interest payable after a subsequent Series A Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

The interest rate will reset for the Series B Debentures on December 15, 2034 and each subsequent Series B Reset Date, and any interest payable after a Series B Reset Date may be less than an earlier interest rate.

The interest rate on the Series B Debentures for each Series B Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date, plus 2.675%. Therefore, the interest rate after December 15, 2034 could be less than the initial interest rate applicable to the Series B Debentures, and any interest payable after a subsequent Series B Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical United States Treasury rates are not an indication of future United States Treasury rates.

In the past, United States Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after December 15, 2029, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). We also file annual, quarterly and special reports and other information with the SEC. You may examine our SEC filings through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) until we sell all the Debentures offered hereby.

•Annual Report on Form 10-K of AEP for the year ended December 31, 2023;
•Quarterly Report on Form 10-Q of AEP for the quarter ended March 31, 2024; and
•Current Reports on Form 8-K of AEP filed on January 11, 2024 (only with respect to Item 2.06 therein), February 12, 2024 (only with respect to Item 1.01 and 5.02 therein), February 26, 2024 (only with respect to Item 5.02 and 8.01 therein), March 28, 2024, April 25, 2024, April 26, 2024, May 6, 2024.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000
You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and in any written communication from us or any underwriter specifying the final terms of the offering. We have not authorized anyone else to provide you with different information. We are not making an offer of the Debentures in any state or jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers.

USE OF PROCEEDS
The net proceeds from the sale of the Debentures will be used for general corporate purposes including the payment of short-term indebtedness. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations. As of June 10, 2024, we had approximately $1.73 billion in short-term indebtedness outstanding.

SPECIFIC TERMS OF THE FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED DEBENTURES
Please read the following information concerning the Debentures in conjunction with the statements under “Description of the Junior Subordinated Debentures” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Junior Subordinated Indenture dated as of March 1, 2008 (the “Subordinated Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Subordinated Indenture Trustee”). The Subordinated Indenture is described in the accompanying prospectus, and a form thereof is filed as an exhibit to the registration statement under which the Debentures are being offered and sold.

General

We will issue the Debentures under the Subordinated Indenture. An Officer’s Certificate or Supplemental Indenture will establish the specific terms of the Debentures. Under the Subordinated Indenture, we may issue an unlimited amount of additional subordinated debt securities. The Subordinated Indenture does not limit the aggregate amount of indebtedness we or our subsidiaries may issue, guarantee or incur.

The Debentures will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, from time to time, without the consent of the holders of any Debentures, reopen either series of Debentures and issue additional Debentures with the same terms (other than the issuance date and price to the public). Any such additional Debentures, together with those offered hereby, will constitute a single series under the Subordinated Indenture.

Interest and Maturity

The Series A Debentures bear interest (i) from and including the date of the original issuance to, but excluding, December 15, 2029 at an annual rate of 7.050% and (ii) from and including December 15, 2029 during each Series A Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series A Reset Interest Determination Date, plus 2.750%. The Series A Debentures will mature on December 15, 2054 (the “Series A Maturity Date”). The Series B Debentures bear interest (i) from and including the date of the original issuance to, but excluding, December 15, 2034 at an annual rate of 6.950% and (ii) from and including December 15, 2034 during each Series B Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Series B Reset Interest Determination Date, plus 2.675%. The Series B Debentures will mature on December 15, 2054 (the “Series B Maturity Date”). Subject to our right to defer interest payments as described below, interest will be payable semi-annually in arrears on June 15 and December 15 of each year beginning on December 15, 2024. The amount of interest payable for any interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

In this prospectus supplement the term “interest” includes semi-annual interest payments and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Subordinated Indenture Trustee’s corporate trust office is closed for business.

Unless all of the outstanding Debentures have been redeemed, we will appoint a calculation agent (the “Calculation Agent”) with respect to the Debentures prior to the applicable Reset Interest Determination Date. We or any of our affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the we or one of our affiliates is not the Calculation Agent, the Calculation Agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the Subordinated Indenture Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Debentures, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Debentures upon request. In no event shall the Subordinated Indenture Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Series A Reset Date” means December 15, 2029 and each date falling on the five-year anniversary of the preceding Series A Reset Date.

“Series B Reset Date” means December 15, 2034 and each date falling on the five-year anniversary of the preceding Series B Reset Date.

“Series A Interest Reset Period” means the period from and including December 15, 2029 to, but not including, the next following Series A Reset Date and thereafter each period from and including each Series A Reset Date to, but not including, the next following Series A Reset Date or the maturity date or date of redemption, as the case may be.

“Series B Interest Reset Period” means the period from and including December 15, 2034 to, but not including, the next following Series B Reset Date and thereafter each period from and including each Series B Reset Date to, but not including, the next following Series B Reset Date or the maturity date or date of redemption, as the case may be.

“Reset Interest Determination Date” means, in respect of any Series A Interest Reset Period or Series B Interest Reset Period, the day falling two Business Days prior to the beginning of the applicable Series A Interest Reset Period or Series B Interest Reset Period.

If an interest payment date, a redemption date or the maturity date of the Debentures falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, the redemption date or the maturity date, as applicable.

So long as all of the Debentures remain in book-entry only form, the record date for each interest payment date will be 15 days prior to the applicable interest payment date. If any of the Debentures do not remain in book-entry only form, the record date for each interest payment date will be the fifteenth calendar day immediately preceding the applicable interest payment date whether or not a business day.

Ranking of the Debentures

Our payment obligation under the Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. However, the Debentures will rank equally in right of payment with any Pari Passu Securities.

“Senior Indebtedness,” when used with respect to the Company, means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;
•capitalized lease obligations;
•our obligation for reimbursement under letters of credit, security purchase facilities, or similar facilities issued for our account;
•all obligations of the types referred to in the three preceding bullet points of others which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or
•all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Debentures. Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the

Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the Debentures may be made by us until all holders of Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:

•certain events of bankruptcy, insolvency, reorganization, dissolution or winding up of the Company;
•any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver; or
•any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of our assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the Debentures are entitled to receive or retain any payment from such distribution.

“Pari Passu Securities” means:

•indebtedness and other securities that, among other things, by their terms ranks equally with the Debentures, in right of payment and upon liquidation; and
•guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also includes our trade accounts payable and accrued liabilities arising in the ordinary course of business.

We are a holding company that derives substantially all of our income from our operating subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Debentures or to make any funds available for such payment. Therefore, the Debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, if any, incurred or issued by our subsidiaries. In addition to trade liabilities, many of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Debentures. In addition, each subsidiary’s ability to pay dividends to us depends on statutory, regulatory and/or contractual restrictions that may be applicable to such subsidiary. The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect that we and our subsidiaries will incur from time to time additional indebtedness and other liabilities that will be senior to the Debentures. At March 31, 2024, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $8.62 billion. At March 31, 2024, our subsidiaries had approximately $33.37 billion of long-term indebtedness outstanding (including securities due within one year); this amount does not include other liabilities.

Optional Redemption

We may redeem the Series A Debentures in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series A Debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and (ii) after the first Series A Reset Date, on any interest payment date.

We may redeem the Series B Debentures in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series B Debentures being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series B Reset Date and ending on and including the first Series B Reset Date and (ii) after the first Series B Reset Date, on any interest payment date.

Any redemption of the Debentures may be conditioned upon the occurrence of one or more conditions precedent.

If notice of redemption is given as aforesaid, the Debentures so to be redeemed will, on the redemption date (subject, in the case of a conditional redemption, to the satisfaction of all conditions precedent), become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless we have defaulted in the payment of the redemption price and accrued interest) such Debentures shall cease to bear interest. If any Debentures called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the rate then applicable to the Debentures. See “Description of the Junior Subordinated Debentures—Events of Default” in the accompanying prospectus.

The Company may also redeem the Debentures of a series (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Debentures, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Debentures by tender, in the open market or by private agreement.

Right to Redeem Upon a Tax Event

We may redeem the applicable series of the Debentures, in whole but not in part, upon not less than 10 nor more than 60 days’ notice, following the occurrence of a Tax Event (as defined below), at the redemption price equal to the sum of: (1) 100% of the principal amount of the Debentures being redeemed plus (2) accrued and unpaid interest thereon, if any, to the date fixed for redemption (“Tax Event Redemption Date”). In such case, we will deliver a notice of redemption specifying the Tax Event Redemption Date, which shall be no later than 120 days following the Tax Event.

If at the time notice of redemption is given, the redemption moneys are not on deposit with the Subordinated Indenture Trustee, then the redemption shall be subject to their receipt on or before the Tax Event Redemption Date and such notice shall be of no effect unless such moneys are so received.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; or
•any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•a threatened challenge asserted in writing in connection with an audit of us or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the applicable series of Debentures, which amendment, clarification, or change in each case is effective or which administrative action is taken or judicial decision, interpretation or pronouncement is issued, or which threatened challenge is asserted, after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the applicable series of Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

The Company may redeem, upon not less than 10 nor more than 60 days’ notice, in whole but not in part, either series of the Debentures following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Debentures on the date of original issuance of the Debentures, which either (i) shortens the period of time during which equity credit pertaining to the Debentures would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Debentures as compared with the amount of equity credit that such rating agency had assigned to the Debentures as of the date of original issuance thereof.

Option to Defer Interest Payments

So long as no event of default has occurred and is continuing with respect to applicable series of the Debentures, we may defer interest payments on a given series of the Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the redemption date or maturity date of the Debentures. During an Optional Deferral Period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest on a semi-annual basis at a rate equal to the interest rate then applicable to such series of Debentures, to the extent permitted by law. No interest will be due and payable on the Debentures until the end of the Optional Deferral Period except upon a redemption of the Debentures during the Optional Deferral Period.

We may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on a given series of the Debentures has been paid, we again can defer interest payments on that series of Debentures as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Debentures.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 10-year period, and such failure continues for 30 days, an event of default that gives rise to acceleration of principal and interest on the Debentures will occur under the Subordinated Indenture. See “Events of Default” below and “Description of the Junior Subordinated Debentures—Events of Default” in the accompanying prospectus.

During a Series A Optional Deferral Period or a Series B Optional Deferral Period, we will not, and will cause our majority-owned subsidiaries not to, do any of the following (with limited exceptions):

•declare or pay any dividend or distribution on American Electric Power Company, Inc.’s capital stock;
•redeem, purchase, acquire or make a liquidation payment with respect to any of American Electric Power Company, Inc.’s capital stock;
•pay any principal, interest or premium on, or repay, purchase or redeem any of our debt securities that are equal or junior in right of payment with the Debentures; or
•make any payments with respect to any guarantee by us of debt securities if such guarantee is equal or junior in right of payment to the Debentures.

However, at any time, including during an Optional Deferral Period, the exceptions will permit:

•purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents, consultants or a stock purchase, dividend reinvestment or similar plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire our capital stock;
•any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of our capital stock or the exchange or conversion of all or a portion of one class or series of our capital stock or debt securities for a class or series of our capital stock;
•the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;
•dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or purchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;
•redemptions, exchanges or purchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and
•payments on the Debentures, any trust preferred securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Debentures, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

Events of Default

See “Description of the Junior Subordinated Debentures—Events of Default” in the accompanying prospectus.

A valid extension of the Interest Reset Period by the Company as contemplated in the Subordinated Indenture shall not constitute a default in the payment of interest giving rise to an “Event of Default” under the accompanying prospectus. If an event of default listed in the third bullet in the accompanying prospectus under “Description of the Junior Subordinated Debentures—Events of Default” exists, the holders of such series of the Debentures will not be entitled to vote to make a declaration of acceleration (and the Debentures will not be considered outstanding for the purpose of determining whether the required vote, described in the other such bullets has been obtained), and the Debenture trustee will not have a right to make such declaration with respect to the Debentures.

Consolidation, Merger or Sale

See “Description of the Junior Subordinated Debentures—Consolidation, Merger or Sale” in the accompanying prospectus.

Book-Entry Only Issuance

DTC will act as the initial securities depository for the Debentures. The Debentures offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Debentures certificates will be issued, representing in the aggregate the total principal amount of Debentures, and will be deposited with the Junior Subordinated Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Debentures offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect

Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC’s records. The ownership interest of each actual purchaser of each Debentures (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Debentures. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Debentures are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Debentures to be redeemed.

Although voting with respect to the Debentures is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Debentures unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Debentures will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Junior Subordinated Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of global Debentures will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in global Debentures.

DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Debentures certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Debentures. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from global Debentures at the request of each Direct or Indirect Participant. In that event, certificates for the Debentures will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of Debentures received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable. Neither we nor the underwriters take any responsibility for the accuracy of this information.

Agreement of Certain Tax Treatment

We agree, and by acquiring an interest in a Debenture each holder and beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal, state and local tax purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the Debentures. This summary deals only with Debentures that are held as capital assets (generally, for investment purposes) by persons who purchase the Debentures for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the Debentures of the applicable series is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and existing and proposed Treasury regulations promulgated thereunder, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of the Debentures that are different from those discussed below.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your personal circumstances, nor does it address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•a broker or dealer in securities or currencies;
•a financial institution;
•an insurance company;
•a regulated investment company;
•a real estate investment trust;
•a tax-exempt entity;
•a person holding the Debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•a trader in securities that has elected the mark-to-market method of accounting for your securities;
•a person liable for alternative minimum tax;
•a U.S. holder (as defined below) that holds Debentures through a non-U.S. broker or other non-U.S. intermediary;
•a U.S. holder whose “functional currency” is not the U.S. dollar;
•a U.S. expatriate;
•a “controlled foreign corporation”;
•a “passive foreign investment company”;
•a partnership or other pass-through entity (or an investor in such an entity); or
•a person required to accelerate the recognition of any item of gross income with respect to the Debentures as a result of such income being recognized on an applicable financial statement.

As used herein, a “U.S. holder” means a beneficial owner of the Debentures that is, for U.S. federal income tax purposes, any of the following:

•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
The term “non-U.S. holder” means a beneficial owner of the Debentures (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the Debentures, you should consult your own tax advisors.

If you are considering the purchase of Debentures, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of the Debentures, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Classification of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Debentures, and no rulings have been sought, or will be sought, from the IRS in this regard.

In connection with the issuance of the Debentures, Simpson Thacher & Bartlett LLP, special tax counsel to the Company (“Tax Counsel”), will render its opinion that, while the matter is not completely free from doubt, under applicable law as of the issue date of the Debentures, the Debentures will be properly characterized as indebtedness for U.S. federal income tax purposes. This opinion is based upon an analysis of the relevant facts and circumstances, including certain representations made to Tax Counsel in a representation letter provided by the Company, and assumes that the transactions related to the issuance of the Debentures are consummated in accordance with the terms of the relevant transaction documents.

This opinion is not, however, binding on the IRS. If, contrary to the opinion of Tax Counsel, the IRS were to assert successfully that the Debentures were not properly characterized as indebtedness for U.S. federal income tax purposes, interest payments on the Debentures would generally be treated for U.S. federal income tax purposes as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the case of non-U.S. holders, payments treated as dividends would generally be subject to withholding of U.S. federal income tax, except to the extent provided by an applicable income tax treaty.

We agree, and by acquiring an interest in a Debenture each holder and beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal, state and local tax purposes, and the remainder of this discussion assumes such treatment.

Possible Alternative Treatments

We may be obligated to pay amounts in excess of the stated interest or principal on the Debentures, including upon an optional redemption of the Debentures following the occurrence of a Rating Agency Event (as described under “Specific Terms of the Fixed-to-Fixed Reset Rate Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the possibility of any such payments does not result in the Debentures being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, you might be required to accrue ordinary interest income on the Debentures at a rate in excess of the stated interest rate, and to treat as ordinary interest income (rather than capital gain) any gain realized on the taxable disposition of a Debenture. The remainder of this discussion assumes that the Debentures will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Debentures.

Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a U.S. holder of the Debentures.

Stated Interest. Subject to the next paragraph, stated interest on the Debentures will generally be taxable to you as ordinary income at the time the interest is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. Subject to the discussion below, it is expected and assumed for purposes of this discussion that the Debentures will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. U.S. Treasury regulations provide that the possibility that interest on the Debentures might be deferred would generally result in the Debentures being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the U.S. Treasury regulations, and therefore that the possibility of such deferral will not result in the Debentures being treated as issued with OID. Accordingly, interest paid on the Debentures should be taxable to you as described above under “—Stated Interest.”

However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position. If, with respect to the Debentures of a series, the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, such Debentures would be treated as issued with OID at the time of issuance, or reissued with OID at the time of such deferral, as the case may be, and all stated interest, or, if interest is in fact deferred, all stated interest due after such deferral, would be treated as OID. Under the OID rules, you will be required to include OID in taxable income (as ordinary income) as it accrues, using a constant yield method, regardless of your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of the cash to which such OID is attributable. Actual payments of stated interest would not be reported separately as taxable income. Consequently, you would be required to include OID in gross income even if we do not make any actual cash payments during an Optional Deferral Period.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures. You will generally recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a Debenture in an amount equal to the difference, if any, between the amount realized from such sale, exchange, retirement or other taxable disposition and your adjusted tax basis in the Debenture. Assuming the Debentures are not treated as issued or reissued with OID (as described above), the amount realized will not include any amounts attributable to accrued but unpaid interest (which will be taxable as described above). Your adjusted tax basis in a Debenture will, in general, be your cost for that Debenture, and if the Debenture is treated as having been issued or reissued with OID, such adjusted tax basis will also be increased by the amount of any OID previously included in your gross income with respect to the Debenture and decreased by any payments received on the Debenture since and including the date that the Debenture was deemed to be issued or reissued with OID. Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Debenture exceeds one year at the time of disposition. Long-term capital gain of non-corporate U.S. holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you sell or otherwise dispose of a Debenture before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, the accrued OID will be added to your adjusted tax basis in the Debenture but may not be reflected in the amount you realize on the sale or other disposition. To the extent the amount realized on a sale or other taxable disposition of a Debenture is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a non-U.S. holder of the Debentures.

U.S. Federal Withholding Tax. Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest (which, for purposes of the discussion of non-U.S. holders, includes any OID) on the Debentures under the “portfolio interest rule,” provided that:

•interest paid on the Debentures is not effectively connected with your conduct of a trade or business in the United States;
•you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of Section 871(h) of the Code and applicable U.S. Treasury regulations);
•you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;
•you are not a bank whose receipt of interest on the Debentures is described in Section 881(c)(3)(A) of the Code; and
•either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Debentures through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).
U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the Debentures is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. fixed base or permanent establishment), then you generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder (although you will be exempt from the 30% U.S. federal withholding tax described above, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures. Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement or other taxable disposition of a Debenture generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. fixed base or permanent establishment), in which case such gain generally will be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or
•you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S.-source losses.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of stated interest on the Debentures, accruals of OID (if any) and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of a Debenture paid to you, unless you establish that you are an exempt recipient. Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number and a certification that you are not subject to backup withholding, or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest (including any OID) paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including any OID) on the Debentures that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a Debenture within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest (including any OID) paid on the Debentures to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Debentures, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Debentures.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Debentures by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any such plan, account or arrangement described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA or the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Debentures by a Covered Plan with respect to which the issuer or an underwriter or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the Debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 9 1-38 respecting bank collective investment funds. PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Debentures in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Plan Assets Issues

An additional issue concerns the extent to which assets of the Issuer could themselves be treated as subject to the fiduciary responsibility or prohibited transaction issues of Title I of ERISA or Section 4975 of the Code. ERISA and the DOL regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) concerns the definition of what constitutes the assets of a Covered Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code. Under ERISA and the Plan Asset Regulations, generally when a Covered Plan acquires an “equity interest” in an entity that is neither a “publicly offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” (the “25% Test”) or that the entity is an “operating company,” each as defined in the Plan Assets Regulation. The Plan Asset Regulations defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Under the Plan Asset Regulations, an “operating company” is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. Although no assurances can be given, we believe we should qualify as an “operating company” within the meaning of the Plan Asset Regulations and consequently our assets should not be considered to be “plan assets” of any Covered Plan investing in the Debentures.

In addition, as set forth in the discussion under the heading “Certain U.S. Federal Income Tax Considerations”, in the opinion of Tax Counsel, while the matter is not completely free from doubt, the Debentures will be characterized as debt for U.S. federal income tax purposes. Under the Plan Assets Regulation, the standard for determining whether a security is to be treated as debt or equity is based on whether the security is treated as indebtedness under applicable local law and whether the security has any substantial equity features. However, because there is no authority that clarifies the relationship between the standards used for Plan Asset Regulations purposes and the standards used for U.S. federal income tax purposes in evaluating the proper characterization of a security as debt or equity, each prospective investor should make its own assessment as to whether or not the Debentures will be respected as debt for purposes of the Plan Asset Regulations, and should consult with its own legal advisors concerning the potential consequences under the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code and any applicable Similar Law of an investment in the Debentures with the assets of a Plan.

Representation

Accordingly, by accepting and holding a Debenture, each purchaser and subsequent transferee of a Debenture will be deemed to have represented and warranted by virtue of its acquisition of a Debenture that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debenture constitutes assets of any Plan or (ii) the purchase, holding and disposition of the Debenture by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing Debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Debentures.

Nothing herein shall be construed as a representation or recommendation that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each purchaser and holder of the Debentures have the exclusive responsibility for ensuring that its purchase and holding of the Debentures complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any Debentures (or beneficial interests therein) should consult and rely on their own advisors as to whether an investment in the Debentures is suitable for the Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Scotia Capital (USA) Inc. are acting as representatives of the underwriters named below with respect to the Debentures. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally and not jointly agreed to purchase from us the respective principal amount of Debentures set forth opposite its name below:

	Principal Amount of	Principal Amount of
Underwriter	Series A Debentures	Series B Debentures
Barclays Capital Inc.	$60,000,000	$90,000,000
Citigroup Global Markets Inc.	60,000,000	90,000,000
J.P. Morgan Securities LLC	60,000,000	90,000,000
MUFG Securities Americas Inc.	60,000,000	90,000,000
Scotia Capital (USA) Inc.	60,000,000	90,000,000
CIBC World Markets Corp.	20,000,000	30,000,000
Credit Agricole Securities (USA) Inc.	20,000,000	30,000,000
Goldman Sachs & Co. LLC	20,000,000	30,000,000
Morgan Stanley & Co. LLC	20,000,000	30,000,000
U.S. Bancorp Investments, Inc.	20,000,000	30,000,000
Total	$400,000,000	$600,000,000

In the underwriting agreement, the underwriters have agreed to the terms and conditions to purchase all of the Debentures offered if any of the Debentures are purchased.

The expenses associated with the offer and sale of the Debentures are expected to be approximately $2.142 million.

The underwriters propose to offer the Debentures to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.600% per Series A Debenture and not in excess of 0.600% per Series B Debentures. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.400% per Series A Debenture and not in excess of 0.400% per Series B Debenture to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed with the Underwriters that, from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date which is after the settlement date on which the distribution of the Debentures ceases, as determined by the Representatives in their sole discretion, and (ii) the date which is 30 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Debentures, any security convertible into, exchangeable into or exercisable for the Debentures or any debt securities substantially similar to the Debentures (except for the Debentures issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year or (ii) any Senior Indebtedness.

The Debentures are a new issue of securities with no established trading market. The Debentures will not be listed on any securities exchange or on any automated dealer quotation system.

The underwriters have advised us that they intend to make a market in the Debentures but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Debentures.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

In connection with the offering, the underwriters may purchase and sell the Debentures in the open market. These transactions may include short sales and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Debentures and syndicate short positions involve the sale by the underwriters of a greater number of Debentures than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Debentures are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Some of the underwriters or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business and have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates hold a portion of the indebtedness that the Company intends to repay using a portion of the net proceeds from the sale of the Debentures. It is possible that one or more of the underwriters or their affiliates could receive more 5% or more of the net proceeds from the sale of the Debentures, and, in that case, such underwriter would be deemed to have a “conflict of interest” within the meaning of the Financial industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Debentures in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale of a Debenture in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See the “Use of Proceeds” section of this prospectus supplement for more information.

Notice to Prospective Investors in the European Economic Area (“EEA”)

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Debentures in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Debentures. Neither this prospectus supplement nor the accompanying prospectus are prospectuses for purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:
•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Debentures in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
•it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada

The Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Debentures. The Debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in South Korea

The Debentures have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Debentures have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Debentures, the Debentures may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Debentures are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Debentures, (c) the Debentures are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Hong Kong

The Debentures may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Debentures, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Taiwan

The Debentures have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Debentures in Taiwan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Debentures may not be circulated or distributed, nor may the Debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Debentures are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investors, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Debentures under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Debentures are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Settlement

We expect to deliver the Debentures against payment for the Debentures on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the second business day following the date of the pricing of the Debentures. Under Rule 15c6-1 under the 1934 Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Debentures on the date of pricing will be required, by virtue of the fact that the Debentures initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Debentures who wish to trade the Debentures on the date of pricing should consult their own advisors.

LEGAL MATTERS

Certain legal matters with respect to this offering of the Debentures will be passed on for us by David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation, or Ryan F. Aguiar, Esq., Senior Counsel of American Electric Power Service Corporation and by Simpson Thacher & Bartlett LLP, New York, New York and Houston, Texas. Certain legal matters with respect to the offering of the Debentures will be passed on for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AMERICAN ELECTRIC POWER COMPANY, INC.
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

SENIOR NOTES
COMMON STOCK
PREFERRED STOCK
JUNIOR SUBORDINATED DEBENTURES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

TERMS OF SALE

This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.

The common stock of American Electric Power Company, Inc. is listed on the NASDAQ Stock Market LLC under the symbol "AEP". The last reported sale of the common stock on the NASDAQ Stock Market LLC on November 3, 2023 was $79.72 per share.

In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to American Electric Power Company, Inc. and its consolidated subsidiaries.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 2 FOR MORE INFORMATION.

The securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2023.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K and all subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us.

THE COMPANY

We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying percentages of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 716-1000.

We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies: AEP Texas Inc., Appalachian Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and Wheeling Power Company. These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. We also own all of the membership interests of AEP Transmission Holding Company, LLC, a holding company for our transmission operation joint ventures and for seven transmission-only electric utilities, each of which is geographically aligned with our utility operations.

PROSPECTUS SUPPLEMENTS

We will provide information to you about the securities in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities, (b) the accompanying prospectus supplement provides more specific terms of your securities, and (c) the pricing supplement, if any, provides the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). We also file annual, quarterly and current reports and other information with the SEC. You may examine our SEC filings through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (including any documents filed after the date of the initial registration statement and prior to its effectiveness) until we sell all the securities.

•Annual Report on Form 10-K for the year ended December 31, 2022;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and
•Current Reports on Form 8-K filed March 1, 2023, March 13, 2023, April 4, 2023, April 17, 2023 (Item 1.01 and Item 1.02 only), April 28, 2023, May 26, 2023 (Exhibit 99.1 to such report recasts certain financial information contained in the Annual Report and supersedes such disclosure), June 2, 2023, August 21, 2023, September 19, 2023 and October 2, 2023.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus and in any written communication from us or any underwriters specifying the final terms of the particular offering. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. These purposes may include redeeming or repurchasing outstanding debt, replenishing working capital, and financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations. At September 30, 2023 we had approximately $1.86 billion in short-term debt outstanding.

The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering.

DESCRIPTION OF THE SENIOR NOTES

General

We will issue the Senior Notes directly to the public, to a trust or as part of a Stock Purchase Unit, under an Indenture dated May 1, 2001 (as previously supplemented and amended, the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”). This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on page 2 on how to locate these documents. You may also review these documents at the Trustee’s offices at 311 South Wacker Drive, Suite 6200B, Floor 62, Chicago, Illinois, 60606.

The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of Senior Notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of Senior Notes and issue additional Senior Notes of such series.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

A pricing or prospectus supplement will include the final terms for each Senior Note. If we decide to list upon issuance any Senior Note or Senior Notes on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin. The following terms of the Senior Notes that we may sell at one or more times will be established in the applicable pricing or prospectus supplement:

-    Maturity
-    Fixed or floating interest rate
-    Remarketing features
-    Certificate or book-entry form
-    Redemption
-    Not convertible, amortized or subject to a sinking fund
-    Interest paid on fixed rate Senior Notes quarterly or semi-annually
-    Interest paid on floating rate Senior Notes monthly, quarterly, semi-annually, or annually
-    Issued in multiples of a minimum denomination
-    Ability to defer payment of interest
-    Any other terms not inconsistent with the Indenture
-    Issued with Original Issue Discount

The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes issued to the public will be "book-entry," represented by a permanent global Senior Note registered in the name of Cede & Co., The Depository Trust Company’s partnership nominee or such other name as may be requested by an authorized representative of DTC. We reserve the right, however, to issue Senior Note certificates registered in the name of the Senior Noteholders.

In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean The City of New York, unless otherwise noted.

The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note:

Redemptions

If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the Senior Noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, DTC (as defined herein), in the case of Senior Notes represented by a global security, will select the particular Senior Notes or portions thereof for redemption from the outstanding Senior Notes not previously redeemed in accordance with applicable procedures of DTC. If Senior Note certificates are outstanding, the Trustee selects the Senior Notes to be redeemed by lot or in such other manner it determines to be fair.

Remarketed Notes

If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to purchase or redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Senior Notes issued to the public will be issued initially in the form of one or more global notes, in registered form, without coupons, as described under Book-Entry System. However, if we issue Senior Note certificates, they will be registered in the name of the Senior Noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Senior Note certificates will be made by check or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register.

Original Issue Discount

We may issue the Senior Notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Senior Notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Senior Notes.

Interest Rate

The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Senior Notes

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a Business Day, we will pay interest on the next Business Day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate Senior Note will have an interest rate formula. The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Indenture with respect to any series of Senior Notes, unless we state otherwise in the applicable prospectus supplement:

-    failure to pay for three Business Days the principal of (or premium, if any, on) any Senior Note of a series when due and payable;
-    failure to pay for 30 days any interest on any Senior Note of any series when due and payable;
-    failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;
-    certain events of our bankruptcy or insolvency; or
-    any other event of default specified in a series of Senior Notes.

An event of default for a particular series of Senior Notes does not necessarily mean that an event of default has occurred for any other series of Senior Notes issued and outstanding under the Indenture. If an event of default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

Subject to certain exceptions, the Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Senior Noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Senior Notes.

Legal Defeasance

We will be discharged from our obligations on the Senior Notes of any series at any time if:

-    we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series, and

-    we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of Senior Noteholders of that series will not change as a result of our performing the action described above.

If this happens, the Senior Noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Senior Notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business. The Trustee is also the Subordinated Indenture Trustee under the Subordinated Indenture relating to the Junior Subordinated Debentures.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 525,876,029 shares of our common stock were issued and outstanding as of November 3, 2023. Our common stock, including the common stock offered in this prospectus once issued, is listed on the NASDAQ Stock Market LLC. Computershare Trust Company, N.A., P.O. Box 43081, Providence, Rhode Island 02940-3081, is the transfer agent and registrar for our common stock.

Dividend Rights

The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held.

Pre-emptive Rights

The holders of our common stock do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock.

Rights Upon Liquidation

If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Restrictions on Dealing with Existing Shareholders

We are subject to Section 513 of New York's Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage of the votes of the outstanding shares to approve or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.

DESCRIPTION OF PREFERRED STOCK

Our certificate of incorporation, as amended, authorizes our board of directors, to create and provide for the issuance of one or more series of preferred stock, par value $0.01 per share, without the approval of our shareholders. The board of directors can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our certificate of incorporation. As of November 3, 2023, no shares of our preferred stock were outstanding.

The following description summarizes the general terms and provisions of our authorized preferred stock. The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read the particular terms of any series of preferred stock we offer described in the related prospectus supplement, together with the more detailed provisions of our certificate of incorporation and any amendment to the certificate of incorporation relating to the particular series of preferred stock, for provisions that may be important to you. Our certificate of incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part. Any amendment to the certificate of incorporation relating to the particular series of preferred stock will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. Terms which could be included in a prospectus supplement include:

•the number of shares constituting that series and the distinctive designation of that series;
•the price at which the preferred stock will be issued;
•the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;
•the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates;
•whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
•whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;
•whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; and
•any other relative rights, preferences and limitations of that series.

The preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Preferred stock will have the dividend, liquidation, and voting rights described below, unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to any series of preferred stock for the series’ specific terms.

Dividend Rights

Holders of preferred stock will receive, when, as and if declared by the board of directors, dividends at rates and on the dates described in the applicable prospectus supplement. Each dividend will be payable to the holders of record as they appear on our stock record books. Dividends on any series of preferred stock may be cumulative or noncumulative.

We will not declare or pay or set apart funds for the payment of dividends on the common stock unless we have paid or set apart funds for the payment of dividends on our outstanding preferred stock.

Voting Rights

Unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock or expressly required by law, the holders of the preferred stock will not have any voting rights.
Rights upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidation distributions. These will be in the amounts set forth in the applicable prospectus supplement, plus accrued and unpaid dividends and, if the series of the preferred stock is cumulative, accrued and unpaid dividends for all prior dividend periods. If we do not pay in full all amounts payable on any series of preferred stock, the holders of the preferred stock will share proportionately with any equally ranked securities in any distribution of our assets. After the holders of any series of preferred stock are paid in full, they will not have any further claim to any of our remaining assets.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock, and may be subject to mandatory redemption pursuant to a sinking fund, under the terms described in any applicable prospectus supplement.

In the event of partial redemptions of preferred stock, the board of directors or its committee will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors or its committee determines to be equitable.

On and after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock which were called for redemption. In addition, all rights of holders of the preferred shares will terminate except for the right to receive the redemption price plus any declared and unpaid dividends without accumulation of any undeclared dividends.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms and conditions, if any, on which shares of that series are convertible into or exchangeable for our common stock or other securities.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

We will issue the Junior Subordinated Debentures directly to the public, to a trust or as part of a Stock Purchase Unit under the Junior Subordinated Indenture dated March 1, 2008 (the “Subordinated Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as the trustee (the “Subordinated Indenture Trustee”). This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Subordinated Indenture Trustee’s offices at 2 North LaSalle Street, Chicago, Illinois.

The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness". You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Junior Subordinated Debentures) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

A pricing or prospectus supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

-    Maturity
-    Fixed or floating interest rate
-    Remarketing features
-    Certificate or book-entry form
-    Redemption
-    Not convertible, amortized or subject to a sinking fund
-    Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
-    Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-        annually, or annually
-    Issued in multiples of a minimum denomination
-    Ability to defer payment of interest
-    Any other terms not inconsistent with the Subordinated Indenture
-    Issued with Original Issue Discount

The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, DTC, in the case of Junior Subordinated Debentures represented by a global security, will select the particular Junior Subordinated Debentures or portions thereof for redemption from the outstanding Junior Subordinated Debentures not previously redeemed in accordance with applicable procedures of DTC. If Junior Subordinated Debenture certificates are outstanding, the Subordinated Indenture Trustee selects the Junior Subordinated Debentures to be redeemed by lot or in such other manner it determines to be fair.

Junior Subordinated Debenture Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register.

Original Issue Discount

We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Junior Subordinated Debentures

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a Business Day, we will pay interest on the next Business Day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

-    failure to pay for three Business Days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;
-    failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;
-    failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;
-    certain events of our bankruptcy or insolvency; or
-    any other event of default specified in a series of Junior Subordinated Debentures.

An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

Subject to certain exceptions, the Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

-    we deposit with the Subordinated Indenture Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and
-    we deliver to the Subordinated Indenture Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

If this happens, the debentureholders of the series will no longer be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

-    we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
-    a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or
-    the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

"Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

-    all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed;
-    all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and
-    all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of September 30, 2023, our Senior Indebtedness totaled approximately $7.85 billion.

Governing Law

The Subordinated Indenture and Junior Subordinated Debentures of all series are governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK
PURCHASE UNITS

We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us and we may sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations to purchase the common stock under the Stock Purchase Contracts.

The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not necessarily contain all of information that you may find useful. For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

BOOK-ENTRY SYSTEM

Unless otherwise stated in a prospectus supplement, book-entry only securities of a series will be issued in the form of a global security that the Trustee will deposit with the Depository Trust Company (“DTC”), New York, New York. This means that we will not issue security certificates to each holder. One or more global securities will be issued to Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com .

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the securities documents. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such securities by causing the Direct Participant to transfer the Participant’s interest in the securities, on DTC’s records, to the Tender/Remarketing Agent. The requirement for physical delivery of the securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The underwriters may not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

Direct Sales

We may also sell securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act or to contribute to payments that each underwriter, dealer or agent may be required to make in respect thereto.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

Our counsel, Simpson Thacher & Bartlett LLP, New York, NY and Houston, TX, or David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William E. Johnson, Esq., or Ryan F. Aguiar Esq., each Senior Counsel of American Electric Power Service Corporation, will issue an opinion about the legality of the securities for us. Hunton Andrews Kurth LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,000,000,000

AMERICAN ELECTRIC POWER COMPANY, INC.

$400,000,000 7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series A
$600,000,000 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series B

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Citigroup	J.P. Morgan	MUFG	Scotiabank

CIBC Capital Markets	Credit Agricole CIB	Goldman Sachs & Co. LLC	Morgan Stanley	US Bancorp

June 17, 2024